EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) dated July 1, 2016 by and between Safety Quick Lighting & Fans Corp., a corporation duly organized under the laws of the state of Florida (together with its subsidiaries and predecessor companies hereinafter referred to as the “Company”) and Patricia Barron, a resident of the state of Georgia (hereinafter referred to as the “Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1.                                 Employment. Company hereby agrees to employ Executive as its Chief Operations Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement, and the terms of employment applicable to regular employees of Company.

2.                                 Duties of Executive. The duties of Executive shall include the performance of all of the duties and projects as may be assigned by the Chairman of the Board, the Chief Executive Officer and the Board of Directors of the Company. Executive shall perform all duties in a professional, ethical and businesslike manner. Executive shall be required to devote such time to the affairs of the Company as shall be necessary to manage such affairs. Executive shall perform such duties principally from the Company’s offices in Alpharetta, Georgia and/or Fort Lauderdale, Florida, subject to such reasonable travel as may be required. With the exception of those listed on Exhibit A, during the term of this Agreement, Executive’s direct or indirect engagement in any other businesses or concerns in any capacity, either with or without compensation will require prior written consent of Company.

3.                                 Compensation. Executive shall be paid compensation during the term of this Agreement as follows:

a)                  A base salary of one hundred and twenty thousand dollars ($120,000) per year ($10,000 per month), payable in installments according to the Company’s regular payroll schedule. The base salary shall be reviewed at the end of each year of service and adjusted by the Company’s Compensation Committee of the Company’s Board of Directors, at its sole discretion.

b)                  Incentive compensation equal to one quarter of one percent (0.0025) of Net Revenue (as defined herein) paid in cash on an annual or quarterly basis pursuant to the Company’s annual audit conducted by its independent auditor.

Net Revenue -shall mean total sales less returns and discounts.

4.       Benefits.

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a)                  Vacation. Executive shall be entitled to three (3) weeks paid vacation days each year.

b)                  Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

c)                  Medical and Group Life Insurance. In the event the Company offers such a plan, Company agrees to include Executive, at the Executive’s option, in a group medical and hospital insurance plan the Company may offer during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits. The offering of a group medical and hospital insurance plan is at the discretion of the Company and NOT a condition of employment by the Executive.

d)                  Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties. Executive will maintain records and written receipts as required by the Company policy and reasonably requested by the Company’s Board of Directors to substantiate such expenses.

5.                Initial Term. The term of this Agreement shall commence on July 1, 2016 and shall continue in effect for a period of two (2) years (the “Initial Tern”). Following the expiration of the Initial Tern, the Agreement shall be renewed upon the mutual agreement of Executive and Company.

6.                Termination

a)       The Company may terminate Executive for cause. Cause shall be defined as:

(i)               An act of fraud, embezzlement, theft or neglect of or refusal to substantially perform the duties of Executive’s employment which is materially injurious to the financial condition or business reputation of the Company;

(ii)             A material violation of this Agreement by Executive, which is not cured within thirty (30) days after written notice thereof;

(iii)           Executive’s death, disability or incapacity.

b)       This Agreement is an “At Will” employment agreement and nothing in the Company’s policies, actions, or this document shall be construed to alter the “At Will” nature of Executive’s status with the Company, and Employee understands that the Company may terminate Executive’s employment at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law. If, however,

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Executive is terminated without cause, Company shall pay to Executive an amount calculated by multiplying the Executive’s monthly salary, at the time of such termination, times the number of months remaining in the Initial Term (as an example, if Executive were terminated at the end of the sixth month of employment, Executive would be entitled to receive a one-lump payment in cash equal to the remaining six months base compensation of the Initial Term at the time of termination). In addition, if Executive is terminated without cause, Executive’s Sign-on Bonus shares shall immediately vest. In the event of such termination, Executive shall be entitled to any due but unpaid Incentive Compensation then in effect.

c)                  This Agreement and Executive’s employment may be terminated by the Company’s Board of Directors at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid one (1) month of Executive’s then applicable annual base salary for every year of employment in the Company. In the event of such a discretionary termination, Executive shall be entitled to any due but unpaid Incentive Compensation then in effect.

d)                  This Agreement may be terminated by Executive at Executive’s discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate and Executive shall be entitled to any due but unpaid Incentive Compensation to the termination date included in Executive’s original termination notice.

e)                  In the event Company is acquired, or is the non-surviving entity in a merger, or sells all or substantially all of its assets, this Agreement, all of the provisions and rights provided herein shall survive. The Company shall use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement and all shares grants will vest immediately.

7.       Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Safety Quick Lighting & Fans Corp.
4400 North Point Parkway, Suite 154
Alpharetta, GA 30305

If to Executive:

[REDACTED]

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8.                Final Agreement. This Agreement supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only in writing and that which is duly executed by both parties.

9.                Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Florida.

10.            Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

11.            No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company’s absolute and sole discretion.

12.            Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

13.            Arbitration. The parties agree that they shall use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in the state of Florida, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

******** Signature Page Follows ********

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 1, 2016.

EXECUTIVE

/s/ Patricia Barron

Patricia Barron

SAFETY QUICK LIGHTING & FANS COR

/s/ John P. Campi

John P. Campi, President & CEO

/s/ Rani Kohen

Rani Kohen, Chairman

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